Exhibit 10.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

DAVID PORTNOY,

Plaintiff,

v. CRYO-CELL INTERNATIONAL, INC., a Delaware corporation, MERCEDES WALTON, GABY W. GOUBRAN, JAGDISH SHETH, Ph.D, ANTHONY P. FINCH and SCOTT CHRISTIAN, Defendants.	C.A. No. 3142-VCS

STIPULATION AND [PROPOSED] ORDER

WHEREAS, David Portnoy filed this action to challenge the results of a contested election of directors of Cryo-Cell International, Inc. (the “Company”) and the Court issued a post-trial Memorandum Opinion on January 15, 2008;

WHEREAS, on January 22, 2008, the Court entered an Order and Final Judgment pursuant to its Memorandum Opinion requiring the Company to hold a new election of directors at a special meeting of stockholders (the “Special Stockholders’ Meeting”) on March 4, 2008, and appointing Andre G. Bouchard as Special Master to preside over the Special Stockholders’ Meeting;

WHEREAS, Paragraph 5 of the Order and Final Judgment provides that: “The members of the management slate shall pay: (i) their own proxy solicitation costs in connection with the Special Stockholders’ Meeting, (ii) any costs to the Company of holding the Special Stockholders’ Meeting; and (iii) the costs of the Special Master to preside over the Special Stockholders’ Meeting;”

WHEREAS, on March 4, 2008, the following individuals were elected as directors of the Company at the Special Stockholders’ Meeting in an unconstested election: Mercedes Walton, Gaby W. Goubran, Anthony P. Finch, Andrew J. Filipowski, Ki Yong Choi and John Matthews;

WHEREAS, on April 18, 2008, defendants filed an affidavit itemizing $292,143.19 of expenses that had been incurred in connection with the Special Stockholders’ Meeting and stating that the individual defendants had sought and/or already obtained reimbursement for these expenses from a certain directors and officers’ insurance policy (the “D&O Policy”) paid for by the Company;

WHEREAS, in letter dated April 23, 2008, Mr. Portnoy asserted, among other things, that defendants had failed to fulfill the remedy ordered by the Court by seeking to use the D&O Policy to reimburse the individual defendants for the expenses of the Special Stockholders’ Meeting and that such use of the D&O Policy may result in higher payments for directors and officers insurance for the Company in the future;

WHEREAS, on April 29, 2008, the Court directed defendants to show cause why the individual defendants should be permitted to use the proceeds of the D&O Policy to pay for the expenses of the Special Stockholders’ Meeting;

WHEREAS, on May 9, 2008, defendants submitted a brief and various affidavits explaining why they believed that the individual defendants should be permitted to use the proceeds of the D&O Policy to pay for the expenses of the Special Stockholders’ Meeting;

WHEREAS, through the auspices of the Special Master, the parties have agreed, without admitting any wrongdoing or misconduct, to resolve their dispute concerning the use of the proceeds of the D&O Policy on the terms set forth below in order to put this issue to rest without incurring further expense, including the expense of further litigation and potential appeals;

NOW, THEREFORE, subject to the approval of the Court, it is hereby ordered as follows:

1. The individual defendants shall be permitted to use the proceeds of the D&O Policy to obtain reimbursement for the expenses they incurred in connection with the Special Stockholders’ Meeting.

2. The annual retainer that defendants Gaby W. Goubran, Anthony P. Finch and Scott Christian receive as directors of the Company, and the annual compensation that defendant Mercedes Walton receives as an officer of the Company shall be reduced for each individual by $5,000 per year on a quarterly basis ($20,000 per year for all four individuals) for a period of two years commencing on the date of this Order. In order to ensure that the Company realizes the financial benefits intended by this agreement, the Company shall not offset this reduction in annual compensation of the foregoing individuals. With respect to Messrs. Goubran, Finch and Christian, this shall mean that the annual retainer they each receive for their service as directors shall remain at $7,000 per annum and their per meeting fees and any other form of compensation shall remain unchanged from that disclosed in the Company’s proxy statement, dated March 4, 2008, for each of the next two years, provided, however, that in no event will the total annual cash compensation for each such person exceed $30,000 per annum (except as may permitted by further order of the Court). With respect to Ms. Walton, it is understood that the annual compensation of Ms. Walton is and will continue to be governed independently under the terms established by the August 15, 2005 Employment Agreement entered into by the Company and Ms. Walton, which sets forth the terms and conditions associated with determination of Ms. Walton’s annual compensation and benefits and which shall not be affected by this Order except with respect to the reduction in annual compensation provided herein. Conversely, Ms. Walton’s Employment Agreement shall not be utilized in an attempt by the Company to reimburse or otherwise offset the reduction in compensation agreed to pursuant to this Order.

3. Entry of this Order shall constitute a complete and full resolution of Mr. Portnoy’s challenge to the individual defendants’ use of the proceeds of the D&O Policy to obtain reimbursement for the expenses they incurred in connection with the Special Stockholders’ Meeting.

/s/ Gregory P. Williams
David Portnoy	Gregory P. Williams (#2168)
Pro Se	Srinivas M. Raju (#3313)
RICHARDS, LAYTON & FINGER, P.A. One Rodney Square
920 North King Street
Wilmington, DE 19801
(302) 651-7701
Attorneys for Defendants

/s/ Andre G. Bouchard
Andre G. Bouchard (#2504)
BOUCHARD MARGULES & FRIEDLANDER, P.A. 222 Delaware Avenue, Suite 1400
Wilmington, DE 19801
(302) 573-3500
Special Master

SO ORDERED:

/s/ Leo E. Strine, Jr.
The Honorable Leo E. Strine, Jr. Vice Chancellor

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